QUICKSILVER RESOURCES REPORTS PRELIMINARY 2013 FOURTH-QUARTER AND FULL-YEAR RESULTS

FORT WORTH, TEXAS (March 14, 2014) - Quicksilver Resources Inc. (NYSE: KWK) today announced preliminary 2013 fourth-quarter and full-year results.

2013 and Q1 2014 Highlights:

•	Raised proceeds and announced sales for total of $596 million

◦	Sold 25% interest in Barnett Asset to TGBR, a subsidiary of Tokyo Gas Co., Ltd., for net proceeds of $464 million

◦	Sold Montana Asset to Synergy Offshore LLC for net proceeds of $42 million

◦	Announced sale of Niobrara Asset along with SWEPI LP to Southwestern Energy Co., which is expected to generate cash proceeds of $90 million

•	Refinanced $1.1 billion in debt, extended maturities and reduced weighted average interest rates

•	Increased pro forma proved reserves by 20%

•	Secured partners on the West Texas Asset and narrowed focus on core Wolfcamp to Pecos County

•	Added to the 2014 derivative position; approximately 75% of expected 2014 equivalent production covered with commodity swaps at a weighted average price of $5.08/Mcfe

•	Resumed Barnett drilling activity in the third quarter with the goal to rebuild volumes

•	Secured amendment to lower gathering rate and defer capital spending requirements in the Horn River Basin

•	Secured site for potential LNG exports from Canada

“Over the last year, Quicksilver has reduced debt, enhanced liquidity, and advanced projects,” said Glenn Darden, Quicksilver's Chief Executive Officer. “We have more work to do, but with the improvements made, and what we believe will be more to come, 2014 is shaping up to be a significant year for this company.”

Financial Results

Fourth-quarter 2013

Reported net loss for the fourth quarter 2013 was $32 million, or $0.18 per diluted share, compared to a reported net loss of $548 million, or $3.22 per diluted share, in the 2012 quarter.

Adjusted net loss for the fourth quarter 2013, a non-GAAP financial measure, was $5 million, or $0.03 per diluted share, compared to adjusted net income of $9 million, or $0.05 per diluted share, in the 2012 quarter. Fourth-quarter 2013 adjusted net loss excludes a $13 million mark-to-market gain on commodity derivatives and $4 million charge related to strategic transaction costs, among other miscellaneous items. Details of adjusted net income are included in the tables accompanying this earnings release.

Full-year 2013

Reported net income for full-year 2013 was $162 million, or $0.92 per diluted share, compared to a reported net loss of $2.4 billion, or $13.83 per diluted share, for full-year 2012. The reported net loss in 2012 was mainly impacted by non-cash impairments of $2.6 billion.

Full-year 2013 adjusted net loss, a non-GAAP financial measure, was $32 million, or $0.18 per diluted share, compared to an adjusted net loss of $8 million, or $0.05 per diluted share, for full-year 2012.

Production

Fourth-quarter 2013 production was 24.5 Bcfe, or an average of 266 million cubic feet of natural gas equivalent per day (MMcfed) compared to 31.5 Bcfe, or an average of 342 MMcfed in the 2012 quarter. Full-year 2013 production was 108 Bcfe, or an average of 296 MMcfed.

Pro forma for asset sales, 2013 production was approximately 101 Bcfe, or an average of 276 MMcfed, compared to pro forma production of approximately 105 Bcfe, or an average of 288 Bcfe in 2012. The decline in pro forma production is mainly attributable to the impact of curtailed capital spending across the company's asset base.

Inclement weather in North Texas and Canada negatively impacted fourth quarter 2013 production by approximately 2.4 MMcfed.

Revenue

Production revenue and realized cash derivative gain/loss for the fourth quarter of 2013 was $112 million compared to $166 million in the 2012 quarter, which excludes approximately $3 million and $6 million, respectively, of cash proceeds from certain derivatives that will not be recognized until future periods to match their original settlement dates.

The average realized price for the fourth quarter of 2013 and full-year 2013 was $4.59 and $4.49, respectively, which excludes approximately $0.12 and $0.20 per Mcfe, respectively, of cash proceeds from derivatives described above.

Production revenue and realized cash derivative gain/loss in the fourth quarter of 2013 and full-year 2013 was 33% and 28% lower than the 2012 quarter and full-year 2012, respectively, due mainly to lower production volumes as described above and the expiration at the end of 2012 of approximately 100 MMcfe per day of commodity swaps at an average floor price of $6.91/Mcfe.

Expenses

Consolidated lease operating expense for the fourth quarter of 2013 was $19 million, or $0.76 per Mcfe, compared to $23 million, or $0.73 per Mcfe in the 2012 quarter. The absolute decline is mainly attributable to asset sales, cost containment efforts and lower production volumes. The increase in the rate per Mcfe is the effect of the fixed portion of lease operating expenses amid declining volume.

Consolidated gathering, processing and transportation ("GPT") expense for the fourth quarter of 2013 was $37 million, or $1.49 per Mcfe compared to $39 million, or $1.25 per Mcfe in the 2012 quarter. The absolute decline is attributable to asset sales and lower production volumes, offset by higher unused committed capacity charges in the Horn River Basin.

Production and ad valorem taxes for the fourth quarter of 2013 was $2 million compared to $5 million in the 2012 quarter. The decline is attributable to asset sales and reductions to expected tax expenses recognized in the fourth quarter of 2013 which were related to reduced appraisal values for properties within the Barnett Asset.

General & Administrative expense for the fourth quarter of 2013 was $12 million, or $0.48 per Mcfe compared to $21 million, or $0.66 per Mcfe in the 2012 quarter. Excluding the impact of strategic transaction costs in each period, G&A would have been $8 million, or $0.31 per Mcfe, in the fourth quarter of 2013 compared to $13 million, or $0.42 per Mcfe, in the 2012 quarter. The reduction is related to the company's continued aggressive focus on cost containment and lower executive incentive compensation in 2013.

Cash Flow, Debt and Liquidity

Operating cash flow for the fourth quarter was $29 million. Investing cash flow was a net outflow of $18 million before purchases and maturities of marketable securities.

As of December 31, 2013, the company had approximately $252 million utilized under its Combined Credit Agreements, which includes $41 million of outstanding letters of credit. Long-term debt was
$2 billion consisting of the Combined Credit Agreements and long-term notes, all with an average weighted maturity of approximately 5 years.

Total liquidity at December 31, 2013 is approximately $353 million in the form of $255 million of cash and marketable securities, and $98 million of availability under the Combined Credit Agreements.

2013 Capital Spending

The company incurred approximately $26 million of capital expenditures in the fourth quarter of 2013, of which $18 million was for drilling and completion activities, $3 million for leasehold and midstream, and $5 million for capitalized costs ($4 million for capitalized G&A and $1 million for capitalized interest).

Capital incurred for the full-year 2013 was $99 million, which is $21 million below the capital budget due to lower than anticipated spending in the West Texas Asset and lower capitalized overhead.

2014 Capital Budget and Outlook

The company intends to invest a total of $136 million in 2014, which includes $98 million for drilling and completion activities, primarily in the Fort Worth Basin and the Horseshoe Canyon, $15 million for leasehold and seismic, and approximately $23 million for overhead and interest expense that is expected to be capitalized in the ordinary course of business.

The capital budget does not factor in proceeds from potential strategic partnerships and assumes the completion of the Niobrara Asset sale. It also does not include any acquisition spending which may occur during the year.

Full-year production volume is expected to be 245 - 255 MMcfe per day. First-quarter 2014 average daily production volume is expected to be 240 - 245 MMcfe per day. Average daily production volumes are expected to consist of 85% natural gas and 15% natural gas liquids and crude oil.

For the first quarter of 2014, expected costs, on an absolute and Mcfe basis, are as follows:

		Dollar Amount	Per Mcfe
•	Lease operating expense	$18.5 - $19.2MM	$0.84 - $0.88
•	Gathering, processing & transportation	$31.3 - $31.8MM	$1.43 - $1.45
•	Production and ad-valorem taxes	$3.5 - $4.0MM	$0.16 - $0.18
•	General & administrative	$12.0 - $13.0MM	$0.55 - $0.59
•	Depletion, depreciation & accretion	$13.0 - $13.7MM	$0.59 - $0.63

Hedging

The company's derivative portfolio is as follows: Natural gas swaps of 170 MMcfd for 2014 at a weighted average price of $5.08 per Mcf, 150 MMcfd for 2015 at $5.23 per Mcf, and 40 MMcfd for 2016-2021 at $4.48 per Mcf, and NGL swaps of 4,000 BBld at a weighted average price of $30.52 for January 2014 - September 2014.

The company estimates that approximately 75% of its expected 2014 equivalent production is covered by fixed price swaps. Expected sales at the AECO hub in 2014 are covered approximately 70% at a weighted average discount of $0.46 per Mcf to NYMEX.

Reserves

The Securities and Exchange Commission (SEC) requires proved reserve volumes to be calculated using an average of the spot prices for sales of gas and crude oil, respectively, on the first calendar day of each month during the reporting year. On this basis, the prices for gas and crude oil for 2013 reserves reporting purposes were $3.67 per million British thermal units (MMbtu) at NYMEX and $97.18 per barrel at WTI.

Quicksilver's preliminary year-end 2013 SEC proved reserves based on SEC pricing total approximately 1,330 billion cubic feet of natural gas equivalents (Bcfe), as outlined below.

In Bcfe	United States	Canada	Consolidated
Proved Reserves @ 12/31/12	1,200	267	1,467
Barnett 25% sale	(337)	—	(337)
Montana sale	(15)	—	(15)
Other	(5)	—	(5)
Pro forma Proved Reserves @ 12/31/12	843	267	1,110
Production	(70)	(39)	(109)
Revisions	240	28	268
Extensions	51	10	61
Proved Reserves @ 12/31/13	1,064	266	1,330
Proved Developed	910	260	1,170
Proved Undeveloped	154	6	160

Year-end 2013 proved reserves are 20% higher compared to pro forma 2012 reserves as a result of 221 Bcfe of price revisions, 47 Bcfe of technical revisions, and 61 Bcfe of additions resulting from the Barnett and Horseshoe Canyon capital programs. Reserves by product are 82% natural gas and 18% NGLs and oil.

Operational Update

United States - Barnett Shale

Production from the Barnett Shale in the fourth quarter of 2013 was an average of 166.7 MMcfe per day. The company invested approximately $6 million in the fourth quarter to drill 11 gross (4 net) wells in the Barnett including 6 gross (3 net) wells in its Alliance leasehold. These wells are expected to be completed in the first quarter of 2014.

For full-year 2014, the company expects to drill up to 30 gross (16 net) wells and complete up to 47 gross (26 net) wells.

Along with partners Tokyo Gas and Eni, Quicksilver leases approximately 135,000 gross acres in the Fort Worth Basin which is prospective of the Barnett Shale.

United States - West Texas

Quicksilver, with its partners, are focused on evaluating and developing approximately 52,500 gross acres in Pecos County, Texas which is believed to be prospective of the Wolfcamp and Bone Springs formations. The joint venture with Eni calls for Eni to spend up to $52 million to fund 100% of the drilling and completion of up to three wells, the first of which is expected to be spud by June 2014.

United States - Niobrara Asset

The company announced the sale of its interest in the Niobrara Asset along with SWEPI LP's interest to Southwestern Energy Co. for gross proceeds of $180 million, expected to be split equally between Quicksilver and SWEPI. The transaction is expected to close May 1, 2014.

Fourth-quarter 2013 average net production from the Niobrara Asset was approximately 32 Bbld. Proved reserves at year-end 2013 was approximately 70 MBbl.

Canada - Horn River Basin

Production from the Horn River Basin in the fourth quarter of 2013 was an average of 50 MMcfe per day.

In March 2014, the company executed an agreement with KKR, its partner in Fortune Creek, to reduce the rate assessed on Horn River gathered volumes and to amend the ending date of the remaining $120 million capital spending requirement. As part the amendment, Quicksilver pays C$28 million to Fortune Creek to apply against the gathering agreement requirement, thus lowering the Fortune Creek gathering rate by $0.13 per Mcf until at least 2016. The amendment also provides that the remaining capital spending requirement be deferred to the later of June 30, 2016 or 12 months following consummation of a transaction involving a material portion of the Horn River Asset. The agreement also broadens the eligibility of allowable spending to meet the capital spending requirement to include acquisitions of properties that utilize partnership assets. Additionally, as a result of the amendment, KKR no longer is required to fund the capital required for construction of a proposed gas treatment facility, but at their option can provide funding for any facility to be constructed by the Partnership, including the proposed gas treatment facility. The amendment provides the company with immediate cash flow relief by the reduction to the gathering fee paid to Fortune Creek, and provides additional time and flexibility to complete a transaction involving the company's Horn River Asset.

The company has acquired a site for potential LNG exports off the British Columbia coast and is working toward completing a transaction with one or more potential partners for its integrated Horn River project. The company anticipates minimal capital spending in the Horn River until it completes this process.

Quicksilver leases approximately 130,000 net acres in the Horn River Basin in British Columbia which is believed to hold 14Tcf of natural gas resource potential.

Canada - Horseshoe Canyon

Production from the Horseshoe Canyon in the fourth quarter of 2013 was an average of 49 MMcfe per day.

The company expects to invest approximately $20 million in 2014 to drill and complete up to 100 gross (50 net) wells.

Quicksilver leases approximately 353,000 net acres in its Horseshoe Canyon Asset in Alberta.

Conference Call Information

The company will host a conference call at 10:00 a.m. Central time today to discuss preliminary fourth-quarter financial results.

In order to access the conference call through a phone line, participants must first register at
http://emsp.intellor.com?p=414755&do=register&t=8. Upon successful registration, a unique telephone user ID will be created, and dial-in information will be provided via an email message. This user ID will be required to access the conference. The company highly recommends the registration process be completed at least 60 minutes prior to the scheduled start of the call.

To listen to the conference through a webcast, visit the Events & Presentations page on the company's website at http://investors.qrinc.com.

A digital replay of the conference call will be available at 2:00 p.m. Central time the same day, and will remain available for 30 days. The replay can be accessed by dialing 1-888-876-2113, using the conference PIN number 840431.

Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles (“non-GAAP”) financial measure of adjusted net income. Adjusted net income is presented for all periods presented in the press release to exclude the effect on net income of certain revenue, expense, gain and loss associated with items not typically included in published estimates, in order to enhance the user’s overall understanding of current financial performance. As part of the press release, the company has provided a reconciliation of adjusted net income to net income, which is the most comparable financial measure determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management believes this non-GAAP measure provides useful information to both management and investors by excluding certain revenues and expenses that may not be indicative of our core operating results, and will enhance the ability of management and investors to compare our results of operations from period to period.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is traded on the New York Stock Exchange under the symbol "KWK." For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements

Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as

“may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” "contemplate," “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; failure to satisfy our short or long-term liquidity needs, including the ability to access necessary capital resources; fluctuations in natural gas, NGL and oil prices; failure or delays in achieving expected production from exploration and development projects; our ability to achieve anticipated cost savings and other spending reductions and operational efficiencies; failure to comply with covenants under our Combined Credit Agreements and other indebtedness and the resulting acceleration of debt thereunder and inability to make necessary repayments or to make borrowings; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil production and reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; failure or delay in completing strategic transactions, particularly in closing the proposed Southwestern Transaction or in contracting for a transaction involving our Horn River Asset; failure to make the necessary expenditures under or related to our contractual commitments, including our spending requirement pursuant to Fortune Creek; the effects of existing or future litigation; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

# # #

Investor & Media Contact:
David Erdman
(817) 665-4023

KWK 14-03

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012

Revenue
Production	$105,211	$157,895	$463,491	$630,947
Sales of purchased natural gas	14,540	19,564	64,913	62,405
Net derivative gains (losses)	(6,273)	45,345	29,928	11,444
Other	768	1,162	3,230	4,242
Total revenue	114,246	223,966	561,562	709,038
Operating expense
Lease operating	18,565	22,927	82,265	95,333
Gathering, processing and transportation	36,504	39,277	148,569	166,316
Production and ad valorem taxes	1,604	4,562	17,066	25,395
Costs of purchased natural gas	14,529	19,513	64,840	62,041
Depletion, depreciation and accretion	14,700	27,156	62,612	163,624
Impairment	1,863	557,141	1,863	2,625,928
General and administrative	11,797	20,861	55,306	75,697
Other operating	(710)	742	3,725	1,562
Total expense	98,852	692,179	436,246	3,215,896
Gain on Tokyo Gas Transaction	(1,819)	—	339,328	—
Crestwood earn-out	—	—	—	41,097
Operating income (loss)	13,575	(468,213)	464,644	(2,465,761)
Other income (expense)	(2,796)	1,345	(17,384)	1,108
Fortune Creek accretion	(4,755)	(4,923)	(19,245)	(19,472)
Interest expense	(41,312)	(41,703)	(251,847)	(164,051)
Income (loss) before income taxes	(35,288)	(513,494)	176,168	(2,648,176)
Income tax (expense) benefit	3,513	(35,005)	(14,550)	295,570
Net income (loss)	$(31,775)	$(548,499)	$161,618	$(2,352,606)

Earnings (loss) per common share - basic	$(0.18)	$(3.22)	$0.92	$(13.83)
Earnings (loss) per common share - diluted	$(0.18)	$(3.22)	$0.92	$(13.83)

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$89,103	$4,951
Marketable securities	166,343	—
Total cash, cash equivalents and marketable securities	255,446	4,951
Accounts receivable - net of allowance for doubtful accounts	58,645	64,149
Derivative assets at fair value	57,523	113,367
Other current assets	22,346	25,046
Total current assets	393,960	207,513
Property, plant and equipment - net
Oil and gas properties, full cost method (including unevaluated costs of $221,605 and $307,267, respectively)	640,443	780,960
Other property and equipment	220,362	248,098
Property, plant and equipment - net	860,805	1,029,058
Derivative assets at fair value	73,357	105,270
Other assets	41,604	39,947
	$1,369,726	$1,381,788
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$28,822	$37,131
Accrued liabilities	102,850	130,660
Derivative liabilities at fair value	3,125	—
Total current liabilities	134,797	167,791
Long-term debt	1,988,946	2,063,206
Partnership liability	126,132	130,912
Asset retirement obligations	106,256	115,949
Derivative liabilities at fair value	323	17,485
Other liabilities	19,242	19,242
Stockholders' equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized, and 183,994,879 and 179,015,118 shares issued, respectively	1,840	1,790
Additional paid in capital	770,092	751,394
Treasury stock of 6,698,640 and 5,921,102 shares, respectively	(51,422)	(49,495)
Accumulated other comprehensive income	109,881	161,493
Retained deficit	(1,836,361)	(1,997,979)
Total stockholders' equity	(1,005,970)	(1,132,797)
	$1,369,726	$1,381,788

QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Year Ended December 31,
	2013	2012

Operating activities:
Net income (loss)	$161,618	$(2,352,606)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and accretion	62,612	163,624
Impairment expense	1,863	2,625,928
Write-off of MLP related fees and expenses	—	7,505
Gain on Tokyo Gas Transaction	(339,328)	—
Crestwood earn-out	—	(41,097)
Deferred income tax expense (benefit)	21,581	(289,981)
Non-cash (gain) loss from hedging and derivative activities	3,904	57,826
Stock-based compensation	17,979	22,246
Non-cash interest expense	26,920	9,854
Fortune Creek accretion	19,245	19,472
Other	6,783	1,037
Changes in assets and liabilities
Accounts receivable	(3,994)	30,950
Prepaid expenses and other assets	322	(4,435)
Accounts payable	(7,133)	(8,895)
Income taxes payable	7,828	1,183
Accrued and other liabilities	(31,900)	(14,884)
Net cash provided by (used in) operating activities	(51,700)	227,727
Investing activities:
Capital expenditures	(101,288)	(485,479)
Proceeds from Tokyo Gas Transaction	463,999	—
Proceeds from Synergy Transaction	42,297	—
Proceeds from Crestwood earn-out	—	41,097
Proceeds from sale of properties and equipment	7,171	72,725
Purchases of marketable securities	(213,738)	—
Maturities and sales of marketable securities	47,603	—
Net cash provided by (used in) investing activities	246,044	(371,657)
Financing activities:
Issuance of debt	1,237,352	467,959
Repayments of debt	(1,308,382)	(310,430)
Debt issuance costs paid	(26,296)	(3,022)
Distribution of Fortune Creek Partnership funds	(14,965)	(14,285)
Proceeds from exercise of stock options	—	11
Purchase of treasury stock	(1,927)	(3,144)
Net cash provided by (used in) financing activities	(114,218)	137,089
Effect of exchange rate changes in cash	4,026	(1,354)
Net change in cash	84,152	(8,195)
Cash and cash equivalents at beginning of period	4,951	13,146
Cash and cash equivalents at end of period	$89,103	$4,951

QUICKSILVER RESOURCES INC.
UNAUDITED SELECTED OPERATING RESULTS

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Average Daily Production:
Natural Gas (MMcfd)	220.6	274.9	246.5	288.5
NGL (Bbld)	7,363	10,525	7,747	11,121
Oil (Bbld)	233	725	475	784
Total (MMcfed)	266.1	342.4	295.8	360.0

Average Realized Prices, including hedging:
Natural Gas (per Mcf)	$4.46	$4.87	$4.33	$4.62
NGL (per Bbl)	$29.17	$38.50	$28.12	$39.69
Oil (per Bbl)	$92.31	$78.55	$89.53	$85.98
Total (Mcfe)	$4.59	$5.26	$4.49	$5.11

Average Realized Prices, excluding hedging:
Natural Gas (per Mcf)	$3.30	$3.20	$3.32	$2.59
NGL (per Bbl)	$30.94	$29.84	$28.60	$33.92
Oil (per Bbl)	$92.31	$78.55	$89.53	$86.00
Total (Mcfe)	$3.67	$3.65	$3.66	$3.31

Expense per Mcfe:
Lease operating expense:
Expense	$0.74	$0.72	$0.75	$0.71
Equity compensation	0.02	0.01	0.01	0.01
Total lease operating expense:	$0.76	$0.73	$0.76	$0.76

Gathering, processing and transportation expense	$1.49	$1.25	$1.38	$1.26

Production and ad valorem taxes	$0.07	$0.14	$0.16	$0.19

Depletion, depreciation and accretion	$0.60	$0.86	$0.58	$1.24

General and administrative expense:
Expense	$0.14	$0.24	$0.28	$0.31
Audit and accounting fees	0.02	0.03	0.02	0.05
Strategic transaction costs	0.17	0.23	0.06	0.06
Equity compensation	0.15	0.16	0.15	0.16
Total general and administrative expense	$0.48	$0.66	$0.51	$0.58

Cash expense on debt outstanding	1.63	1.39	1.53	1.31
Add:
Fees paid on letters of credit outstanding	—	0.01	—	—
Net premium paid on senior notes purchased	—	—	0.62	—
Non-cash interest	0.13	0.05	0.25	0.07
Capitalized interest	(0.07)	(0.13)	(0.07)	(0.14)
Total interest expense	1.69	1.32	2.33	1.24

QUICKSILVER RESOURCES INC.
PRODUCTION, ON A MILLION CUBIC FEET OF NATURAL GAS EQUIVALENT (MMcfe)
per day basis, by operating area

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Barnett Shale	166.7	247.1	187.3	274.8
Other U.S.	0.2	3.3	1.9	3.5
Total U.S.	166.9	250.4	189.2	278.3
Horseshoe Canyon	49.3	53.7	49.7	54.6
Horn River	49.9	38.3	56.9	27.1
Total Canada	99.2	92.0	106.6	81.7
Total Company	266.1	342.4	295.8	360.0

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME (LOSS)
In thousands, except per share data - Unaudited

	Quarter Ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net income (loss)	$(31,775)	$(548,499)	$161,618	$(2,352,606)

Adjustments
Gain on sale of assets	1,818	—	(339,328)	—
Unrealized (gain)/loss on commodity derivatives	13,372	(38,326)	(8,700)	31,354
Termination of NGTL PEA	—	—	12,817	—
Debt issuance and retirement related expenses	—	—	85,943	2,789
Foreign exchange loss on debt paydown	—	—	2,456	—
Impairment of assets	2,266	557,141	6,722	2,625,928
Acceleration of stock compensation expense	—	900	2,228	4,137
Audit and accounting fees	—	—	—	3,479
Strategic transaction costs	4,192	7,505	6,885	8,503
Crestwood earn-out	—	—	—	(41,097)
Other	5,493	—	6,319	1,130
Total adjustments before income tax expense	27,141	527,220	(224,658)	2,636,223
Income tax expense for above adjustments	(662)	30,201	31,522	(291,387)
Total adjustments after tax	26,479	557,421	(193,136)	2,344,836
Adjusted net income (loss)	(5,296)	8,922	(31,518)	(7,770)
Adjusted net income (loss) per common share - diluted	$(0.03)	$0.05	$(0.18)	$(0.05)
Diluted weighted average common shares outstanding	171,860	170,260	171,659	170,106